UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 31, 2013

RADIOSHACK CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	1-5571	75-1047710
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

300 RadioShack Circle, Mail Stop CF3-203, Fort Worth, Texas	76102
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (817) 415-3011

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Section 1 – Registrant’s Business and Operations

Item 1.01.  Entry into a Material Definitive Agreement.

On June 6, 2012, RadioShack Corporation (“RadioShack”) reported that a subsidiary of RadioShack Corporation (“RadioShack”) entered into a joint venture agreement with a direct wholly-owned subsidiary of SMS Marketing Service (Asia) Co., Ltd. (“Cybermart”), an affiliate of Hon Hai Precision Industry Co. Ltd., to form a joint venture entity (the “Joint Venture”) through which RadioShack and Cybermart will operate small-format retail stores in China, Taiwan, Hong Kong and Macau. These retail stores will offer consumer electronic products, accessories and related services and will be owned, leased or franchised by the Joint Venture or its subsidiaries.

On January 31, 2013, RadioShack entered into an Amended and Restated Joint Venture Agreement (the “Joint Venture Agreement”) with Cybermart and completed the formation of the Joint Venture.

The Joint Venture provides that RadioShack and Cybermart will hold 49% and 51%, respectively, of the total issued share capital of the Joint Venture. In conjunction with the formation and operation of the Joint Venture, RadioShack and Cybermart have agreed to initially contribute US$2.94 million and US$3.06 million, respectively, in cash, to the Joint Venture, and may contribute up to an additional US$34 million (in proportion to their then current respective shareholding percentages in the Joint Venture) during the next three years, subject to the terms and conditions set out in the Joint Venture Agreement. The board of directors of the Joint Venture initially will be comprised of five directors, with two directors nominated by RadioShack and three directors nominated by Cybermart.

Subject to certain exceptions, neither RadioShack nor Cybermart may transfer its shares in the Joint Venture. In the event that the Joint Venture does not achieve certain financial thresholds or a deadlock between RadioShack and Cybermart occurs, RadioShack may offer its shares in the Joint Venture to Cybermart at fair market value. If Cybermart elects not to purchase RadioShack’s shares in the Joint Venture or if RadioShack does not offer its shares in the Joint Venture to Cybermart at fair market value, Cybermart may offer its shares in the Joint Venture to RadioShack at fair market value. If RadioShack elects not to purchase Cybermart’s shares in the Joint Venture or if Cybermart does not offer its shares in the Joint Venture to RadioShack at fair market value, the Joint Venture may be liquidated.

The parties have agreed in the Joint Venture Agreement to provide the Joint Venture with a right of first refusal with respect to certain retail business opportunities.

In addition, RadioShack entered into a License Agreement granting the Joint Venture the exclusive right to operate its business under the “RadioShack” brand and trademarks in China, Taiwan, Hong Kong and Macau. RadioShack also entered into a Master Sourcing Agreement with the Joint Venture that, among other things, designates RadioShack as the preferred supplier of certain accessory products, including RadioShack private brands, to the Joint Venture subject to the terms and conditions set out in the Master Sourcing Agreement. RadioShack has also entered into a License Agreement with the Joint Venture providing that the Joint Venture may manufacture or cause to be manufactured televisions branded with the “RadioShack” trademark and offered for sale in China, Taiwan, Hong Kong and Macau.  RadioShack and Cybermart currently are in discussions to allow the Joint Venture to manufacture or cause to be manufactured additional consumer electronic products.

The foregoing description of the Joint Venture Agreement is a summary and is qualified in its entirety by the terms of the Amended and Restated Joint Venture Agreement, a copy of which is filed as an exhibit to this Form 8-K.

Item 9.01.  Financial Statements and Exhibits.

(d)  Exhibits

Exhibit No.
99.1	Amended and Restated Joint Venture Agreement dated January 31, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RadioShack Corporation
(Registrant)

Date: January 31, 2013	/s/ Dorvin D. Lively
Dorvin D. Lively
Interim Chief Executive Officer and Executive Vice President -
Chief Financial Officer and Chief Administrative Officer
(principal financial officer)

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
99.1	Amended and Restated Joint Venture Agreement dated January 31, 2013